As filed with the Securities and Exchange Commission on March 23, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Assembly Biosciences, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-8729264
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11711 N. Meridian Street, Suite 310 Carmel, Indiana	46032
(Address of Principal Executive Offices)	(Zip Code)

Non-Qualified Stock Option Agreements dated May 16, 2014

(Full Title of the Plan)

Derek Small

Chief Executive Officer and President

Assembly Biosciences, Inc.

11711 N. Meridian Street, Suite 310
Carmel, Indiana 46032

(Name and Address of Agent For Service)

(317) 210-9311

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Mitchell S. Bloom, Esq. Maggie L. Wong, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000	Elizabeth H. Lacy General Counsel Assembly Biosciences, Inc. 11711 N. Meridian Street, Suite 310 Carmel, Indiana 46032 (317) 210-9311

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 par value per share	621,650(3)	$2.22	$1,380,066	$159.95

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	In accordance with Rule 457(h) under the Securities Act, the proposed maximum aggregate offering prices for the shares of common stock (“Common Stock”) of Assembly Biosciences, Inc. (the “Registrant”) has been computed based upon the price at which the non-qualified stock options described below may be exercised.

(3)	Represents shares of common stock available for future issuance upon the exercise of non-qualified stock option awards granted to (i) Derek Small, the Registrant’s President and Chief Executive Officer, and (ii) Lee Arnold, the Registrant’s former Chief Discovery Officer, on May 16, 2014 by Assembly Pharmaceuticals, Inc. (“Assembly Pharma”) and assumed by the Registrant in connection with the merger of the Registrant with Assembly Pharma in July 2014.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering (i) 466,238 shares of the Registrant’s common stock issuable upon the exercise of non-qualified stock options granted to Derek Small, the Registrant’s President and Chief Executive Officer, pursuant to that certain Non-Qualified Stock Option Agreement between the Registrant (as successor to Assembly Pharma) and Mr. Small dated May 16, 2014 and (ii) 155,412 shares of the Registrant’s common stock issuable upon the exercise of non-qualified stock options granted to Lee Arnold, the Registrant’s former Chief Discovery Officer, pursuant to that certain Non-Qualified Stock Option Agreement between the Registrant (as successor to Assembly Pharma) and Mr. Arnold dated May 16, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by the Registrant, pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Commission on March 2, 2017;

(b)	The Registrant’s Current Report on Form 8-K filed with the Commission on January 10, 2017; and

(c)	The description of the Registrant’s common stock in the Registrant’s registration statement on Form 8-A (File No. 001-350005) filed with the Commission on December 10, 2010, including any amendment or report filed by the Registrant for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock registered hereunder have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee, or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal.

Section 145 of the DGCL also gives a corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

The Registrant’s Amended and Restated Bylaws provide that:

•	The Registrant shall indemnify its directors, officers and, in the discretion of its board of directors, certain employees and agents to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•	the Registrant shall advance reasonable expenses, including attorneys’ fees, to its directors and officers in connection with legal proceedings relating to their service for or on behalf of the Registrant, subject to limited exceptions.

Section 145 of the DGCL also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. The Registrant maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

The Registrant has adopted provisions in the Registrant’s certificate of incorporation that limit or eliminate the personal liability of the Registrant’s directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions under Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-8, which Exhibit Index is incorporated herein by reference.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

iii.	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Carmel, state of Indiana,on March 23, 2017.

ASSEMBLY BIOSCIENCES, INC.

By:	/s/ Derek Small
Derek Small
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Assembly Biosciences, Inc., hereby severally constitute and appoint Derek Small and David J. Barrett, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ Derek Small	Director, President and Chief Executive Officer (Principal executive officer)	March 23, 2017
Derek Small

/s/ David J. Barrett	Chief Financial Officer (Principal financial and accounting officer)	March 23, 2017
David J. Barrett

/s/ Anthony E. Altig	Director	March 23, 2017
Anthony E. Altig

/s/ Mark Auerbach	Director	March 23, 2017
Mark Auerbach

/s/ Richard DiMarchi	Director	March 23, 2017
Richard DiMarchi

/s/ Myron Z. Holubiak	Director	March 23, 2017
Myron Z. Holubiak

/s/ Alan Lewis	Director	March 23, 2017
Alan Lewis

/s/ William Ringo	Director	March 23, 2017
William Ringo

INDEX TO EXHIBITS

Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (1)

4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant (2)

4.3	Amended and Restated Bylaws of the Registrant (3)

4.4	Specimen Common Stock Certificate (4)

5.1*	Opinion of Goodwin Procter LLP, counsel to the Registrant

23.1*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm

23.3*	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm

24*	Power of Attorney (included on the signature page of this registration statement)

99.1*	Non-Qualified Stock Option Agreement between the Registrant and Derek Small, dated May 16, 2014

99.2*	First Amendment to Non-Qualified Stock Option Agreement between the Registrant and Derek Small, dated July 11, 2014

99.3*	Second Amendment to Non-Qualified Stock Option Agreement between the Registrant and Derek Small, dated March 21, 2017
99.4*	Non-Qualified Stock Option Agreement between the Registrant and Lee Arnold, dated May 16, 2014

99.5*	First Amendment to Non-Qualified Stock Option Agreement between the Registrant and Lee Arnold, dated July 2014
99.6*	Second Amendment to Non-Qualified Stock Option Agreement between the Registrant and Lee Arnold, dated December 23, 2014
99.7	Separation Agreement between the Registrant and Lee Arnold, dated December 7, 2016 (5)

*Filed herewith.

(1) Filed as Exhibit 3.1 to the Registrant’s Amendment No. 3 to Registration Statement on Form S-1 (File No. 333-168224), filed on November 16, 2010 and incorporated herein by reference.

(2) Filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-35005), filed on July 14, 2014 and incorporated herein by reference.

(3) Filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-168224), filed on July 20, 2010 and incorporated herein by reference.

(4) Filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 (File No. 333-208806), filed on December 30, 2015 and incorporated herein by reference.

(5) Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-35005), filed on December 9, 2016 and incorporated herein by reference.